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                                                                  EXHIBIT (m)(2)
                              AMENDED AND RESTATED

                   DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

                             ING SERIES FUND, INC.

                                     CLASS B

                            EFFECTIVE MARCH 1, 2002

         WHEREAS, ING Series Fund, Inc. (formerly Aetna Series Fund, Inc.) (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of common stock of the Company to which this Distribution and Shareholder Services Plan ("Plan") applies currently consist of the series (each a "Fund" and collectively, the "Funds") named on Schedule 1 hereto, as such schedule may be revised from time to time;

         WHEREAS, shares of common stock of the Funds are divided into classes of shares, one of which is designated Class B;

         WHEREAS, the Company employs ING Funds Distributor, Inc. (formerly ING Pilgrim Securities, Inc.) as distributor of the securities of which it is the issuer and may from time to time retain, pursuant to the terms of a distribution agreement with such person (each, an "Underwriting Agreement") other persons to so act pursuant to this Plan (each such person so acting from time to time, the "Distributor");

         WHEREAS, the Company and the Distributor have entered into an Underwriting Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company; and

         WHEREAS, the Company wishes to amend and restate the Plan with respect to all Class B shares, whether issued before or after the date hereof, as set forth hereinafter.

         NOW, THEREFORE, the Company hereby amends this Plan on behalf of the Funds with respect to each Fund's Class B shares, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

         1.       A.       Each of the Funds shall pay to each Distributor, as
compensation for acting as principal distributor in respect of the Class B Shares (as hereinafter defined) of the Fund its "Allocable Portion" (as hereinafter defined) of a fee (the "Distribution Fee"), which shall accrue daily at the rate of 0.75% per annum of the Fund's average daily net assets attributable to Class B Shares of the Fund and be payable monthly.

                           The Underwriting Agreement between the Company and
each Distributor relating to the Class B Shares shall provide that:

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                  (I)      the Distributor will be deemed to have performed all
                           services required to be performed in order to be entitled to receive its Allocable Portion (as defined below) of the Distribution Fee payable in respect of the Class B Shares upon the settlement date of each sale of a "Commission Share" (as defined in the Allocation Schedule attached to the Underwriting Agreement) taken into account in determining such Distributor's Allocable Portion of such Distribution Fee;

                  (II) notwithstanding anything to the contrary in this Plan or the Underwriting Agreement, each Fund's obligation to pay such Distributor its Allocable Portion of the Distribution Fee payable shall not be terminated or modified (including, without limitation, by a change in the rules applicable to the conversion of Class B Shares into shares of another class) for any reason (including a termination of the Underwriting Agreement between such Distributor and such Fund) except:

                           (a) to the extent required by a change in the Investment Company Act of 1940 (the "Act"), the rules and regulations under the Act, the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD") or other applicable law, in each case enacted or promulgated after March 1, 2002;

                           (b)      on a basis which does not alter the
                                    Distributor's Allocable Portion of the
                                    Distribution Fee computed with reference to Commission Shares, the Date of Original Issuance (as defined in the Allocation Schedule attached to the Underwriting Agreement) of which occurs on or prior to the adoption of such termination or modification and with respect to Free Shares (as defined in the Allocation Schedule) which would be attributed to such Distributor under the Allocation Schedule with reference to such Commission Shares; or

                           (c) in connection with a "Complete Termination" (as hereinafter defined) of the Plan;

                  (III) the Funds will not take any action to waive or change any contingent deferred sales charge ("CDSC") in respect of the Class B Shares, the Date of Original Issuance of which occurs, on or prior to the taking of such action except as provided in each Fund's prospectus or statement of additional information on the date such Commission Share was issued, without the consent of such Distributor and its Transferees (as hereinafter defined);

                  (IV) notwithstanding anything to the contrary in this Plan or the Underwriting Agreement, neither the termination of such Distributor's role as principal distributor of the Class B Shares, nor the termination of such Underwriting

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                           Agreement, nor the termination of this Plan will
                           terminate such Distributor's right to its Allocable Portion of the CDSCs; and

                  (V) notwithstanding anything to the contrary in the Plan or the Underwriting Agreement, such Distributor may assign, sell or pledge (collectively, "Transfer") its rights to its Allocable Portion of the Distribution Fees and CDSCs and, upon receipt of notice of such Transfer, each Fund shall pay to the assignee, purchaser or pledgee (collectively with their subsequent transferees, "Transferees"), as third party beneficiaries of such Underwriting Agreement, such portion of such Distributor's Allocable Portion of the Distribution Fees or CDSCs in respect of the Class B Shares so sold or pledged, and except as provided in (II) above and notwithstanding anything of the contrary set forth in this Plan or in the Underwriting Agreement, each Fund's obligation to pay such Distributor's Allocable Portion of the Distribution Fees and CDSCs payable in respect of the Class B Shares shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of such Distributor.

                           For purposes of this Plan, the term "Allocable
Portion" of Distribution Fees or CDSCs payable in respect of the Class B Shares as applied to any Distributor shall mean the portion of such Distribution Fees or CDSCs payable in respect of such Class B Shares allocated to such Distributor in accordance with the Allocation Schedule (attached to the Underwriting Agreement as it relates to the Class B Shares). For purposes of this Plan and each Underwriting Agreement, the term "Complete Termination" of the Plan for a Fund means a termination of this Plan with respect to such Fund and every other distribution plan of such Fund for Class B shares, each successor company or fund, and each company or fund acquiring a substantial portion of the assets of the Fund (collectively, the "Affected Fund") involving the complete cessation of the payment of Distribution Fees in respect of all current Class B shares of the Affected Fund and each future class of shares of the Affected Fund which has substantially similar characteristics to the shares of the current Class B shares of the Fund, including the manner of payment and amount of sales charge, contingent deferred sales charge or other similar charges borne directly or indirectly by the holders of such shares (all such classes of shares "Class B Shares"); provided that (a) the Directors of the Company, including the Independent Directors of the Company, shall have determined that such termination is in the best interest of the Fund and the shareholders of the Fund, and (b) such termination does not alter the CDSC as in effect at the time of such termination applicable to Commission Shares of the Fund, the Date of Original Issuance of which occurs prior to such termination.

         B. In addition to the amount provided in l.A above, each of the Funds shall pay to the Distributor, as the distributor of the Class B shares of such Fund, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of such Fund's Class B shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals

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as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the NASD.

         2. The amount set forth in paragraph l.A. of this Plan shall be paid for the Distributor's services as distributor of the shares of the Funds in connection with any activities or expenses primarily intended to result in the sale of the Class B shares of the Funds, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the "Service Organizations") to obtain various distribution related and/or administrative services for the Funds. These services may include, among other things, processing new shareholder account applications, preparing and transmitting to the Funds' Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in providing information and answering questions concerning the Funds and their transactions with the Funds. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Funds. In addition, this Plan hereby authorizes payment by the Funds of the cost of printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and CDSCs received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

                  The amount set forth in paragraph 1 .B. of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

         3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Company's Board of Directors and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         4. After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-l thereunder, this Plan shall take effect at the time specified by the Company's Board of Directors. The Plan shall continue in full force and effect as to the Class B shares of the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. The Distributor shall provide to the Directors of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

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         6.       This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of the Directors of the Company, by vote of a majority of the Rule 12b-l Directors, or by a vote of a majority of the outstanding voting securities of Class B shares of such Fund on not more than 30 days' written notice to any other party to the Plan, and any agreement related to the Plan shall provide that it may be terminated at any time without payment of any penalty, by vote of a majority of the Rule 12b-l Directors on not more than 60 days' written notice to any other party to the agreement.

         7. This Plan may not be amended to increase materially the amount of the fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class B shares of the Funds, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

         9. Any agreement related to the Plan shall provide that it will terminate automatically in the event of its assignment.

         10. The Directors shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, and any such agreement or any such report, as the case may be, must be kept in an easily accessible place for the first two years.

         11. The provisions of the Plan are severable as to each Fund. Any action required to be taken under the Plan will be taken separately for each Fund affected by the matter.

         Pursuant to the authority delegated to the officers of the Company by a resolution adopted by the Directors of the Company on December 12, 2001, this Plan shall take effect on March 1,2002.

                                           /s/ Kimberly A. Anderson
                                           --------------------------------
                                           Name: Kimberly A. Anderson
                                           Title:   Vice President and Secretary

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                                   SCHEDULE 1

ING Growth Fund
ING International Growth Fund
ING Small Company Fund
ING Value Opportunity Fund
ING Technology Fund
ING Balanced Fund
ING Growth and Income fund
ING Bond Fund
ING Government Fund
ING Aeltus Money Market Fund
ING Index Plus Large Cap Fund
ING Index Plus Mid Cap Fund
ING Index Plus Small Cap Fund
ING Ascent Fund
ING Crossroads Fund
ING Legacy Fund
ING Index Plus Protection Fund
ING Classic Principal Protection Fund
ING Classic Principal Protection Fund II
ING Classic Principal Protection Fund III
ING Classic Principal Protection Fund IV

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